As filed with the Securities and Exchange Commission on June 26, 2020.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

LINCOLN EDUCATIONAL SERVICES CORPORATION
(Exact Name of Registrant as specified in its charter)

New Jersey	57-1150621
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Executive Drive, Suite 340
West Orange, New Jersey 07052
(Address of Principal Executive Offices) (Zip Code)

Lincoln Educational Services Corporation 2020 Long-Term Incentive Plan
(Full title of the plan)

Alexandra M. Luster
Senior Vice President, General Counsel and Corporate Secretary
Lincoln Educational Services Corporation
200 Executive Drive, Suite 340
West Orange, New Jersey 07052
(973) 736-9340
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Michele F. Valliant, Esq.
McCarter & English, LLP
100 Mulberry Street, Four Gateway Center
Newark, NJ 07102
(973) 639-2011

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, no par value per share (“Common Stock”)	2,000,000	$4.15	$8,300,000	$1,077.34

(1)	This Registration Statement also covers an indeterminate number of additional shares as may become issuable as a result of stock splits, stock dividends or similar transactions.
(2)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) of Lincoln Educational Services Corporation (the “Registrant”) also covers an indeterminate amount of interests to be offered or sold pursuant to the Lincoln Educational Services Corporation 2020 Long-Term Incentive Plan (the “Plan”).

(3)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Common Stock as quoted on The Nasdaq Global Select Stock Market on June 18, 2020.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are incorporated herein by reference:

(1)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the Commission on March 6, 2020;

(2)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, filed with the Commission on May 13, 2020;

(3)	the Registrant’s Current Reports on Form 8-K dated February 26, 2020, March 13, 2020, March 17, 2020, April 30, 2020, May 13, 2020 and June 5, 2020, respectively;

(4)
the Registrant’s definitive Proxy Statement in Schedule 14A, filed on April 29, 2020, to the extent specifically incorporated by reference into Part III of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and as supplemented on June 5, 2020;

(5)
the descriptions of the Common Stock of the Registrant set forth in the Registrant’s registration statements pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents. Notwithstanding the foregoing, the Registrant is not incorporating any document or other information furnished and not filed in accordance with Commission rules.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Certain legal matters with respect to the offering of the shares of Common Stock registered hereby have been passed upon by Alexandra M. Luster, General Counsel of the Registrant, who has given an opinion on the validity of the securities being registered under this Registration Statement. Ms. Luster beneficially owns, directly or indirectly, or has the right to acquire under the Registrant’s employee benefit plans, an aggregate of less than 1% of the outstanding shares of Common Stock.

Item 6.	Indemnification of Directors and Officers.

The New Jersey Business Corporation Act (“NJBCA”) provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such a director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

The NJBCA further provides that any indemnification provisions in the law shall not exclude rights to indemnification that a director or officer may be entitled to under a provision of the certificate of incorporation, bylaws, an agreement, a vote of shareholders, or otherwise. The NJBCA expressly permits indemnification for liabilities and expenses incurred in proceedings brought by or in the right of a corporation (derivative proceedings), with the exception that a corporation may not indemnify a director or officer if a judgment has established that the director’s or officer’s acts or omissions were a breach of his or her duty of loyalty, not in good faith, involved a knowing violation of the law, or resulted in receipt by the director or officer of an improper personal benefit.

The Registrant’s amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”) and amended and restated bylaws (the “Bylaws”) limit the liability of directors and officers to the maximum extent permitted by NJBCA and any amendments thereto.  Specifically, no director or officer will be personally liable for monetary damages for breach of fiduciary duty as a director or officer, as the case may be, except liability for: (i) any breach of their duty of loyalty to the Registrant or the Registrant’s shareholders; (ii) acts or omissions not in good faith or which involve a knowing violation of the law; or (iii) any transaction from which the director of director derived an improper personal benefit.

The Certificate of Incorporation grants the Registrant the authority to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative, or investigative, with respect to which an director or officer is a party, or is threatened to be made a party, to the fullest extent permitted by the NJBCA and any amendments thereto.

The Bylaws indemnify the Registrant’s past, present and future directors and officers:

(a)          against reasonable costs, disbursements and counsel fees paid or incurred where any such person has been successful in the defense on the merits or otherwise of any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding (collectively, “Legal Action”), or in defense of any claim, issue or matter therein, brought by reason of such person’s being or having been a director or officer of the Registrant; or

(b) advancement of reasonable costs, disbursements (which shall include amounts paid in satisfaction of settlements, judgments, fines and penalties, exclusive, however, of any amount paid or payable to the Registrant) and counsel fees if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and in connection with any criminal proceeding such person also had no reasonable cause to believe the conduct was unlawful, with the determination as to whether the applicable standard of conduct was met to be made by a majority of the members of the Registrant’s board of directors (“Board”) (sitting as a committee of the Board) who were not parties to such Legal Action or by any one or more disinterested counsel to whom the question may be referred by the Board; but in connection with any Legal Action by or in the right of the Registrant, no indemnification shall be provided as to any person adjudged by any court to be liable to the Registrant except as and to the extent determined by such court.  Reasonable costs, disbursements and counsel fees incurred by such person in connection with any Legal Action may be paid by the Registrant in advance in the final disposition of such matter if authorized by a majority of the Board (sitting as a committee of the Board) not parties to such matter upon receipt by the Registrant of an undertaking by or on behalf of such person to repay such amount unless it is ultimately determined that such person is entitled to be indemnified as set forth herein.

The Registrant enters into indemnification agreements with its directors that provide that the Registrant agrees to hold harmless and indemnify its directors to the fullest extent permitted by applicable law or as such applicable law may be amended to increase the scope of such permitted indemnification.  Without limiting the generality of the foregoing, the Registrant agrees to hold harmless and indemnify its directors against any and all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and actually and reasonably incurred by its directors in connection with the defense of any threatened, pending or completed claim, action, suit or proceeding by reason of the fact that an individual is or was a director of the Registrant.  With respect to any criminal proceeding, the Registrant shall indemnify the director provided that she or he had no reasonable cause to believe that her or his conduct was unlawful.

Each of the Certificate of Incorporation and Bylaws authorizes the Registrant to purchase director and officer insurance, which the Registrant currently carries.

The Registrant believes that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain the services of highly qualified persons as directors and officers.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Registrant hereby files the exhibits set forth below.

Exhibit Number	Description
4.1
Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 of  the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-123644) filed June 7, 2005).

4.2
Certificate of Amendment dated November 14, 2019 to the Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q, filed on November 14, 2019).

4.3	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 of the Quarterly Report on Form 10-Q, filed May 13, 2020).

5.1	Opinion of Alexandra M. Luster, General Counsel of the Registrant (filed herewith).

10.1	Lincoln Educational Services Corporation 2020 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.16 of the Current Report on Form 8-K dated June 6, 2020).

23.1	Consent of Deloitte & Touche LLP (filed herewith).

23.2	Consent of counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of this Registration Statement).

Item 9.	Undertakings.

(b)	The Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c)          The Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Orange, State of New Jersey, on June 26, 2020.

LINCOLN SERVICES EDUCATIONAL CORPORATION

By:	/s/ Brian K. Meyers
Brian K. Meyers
Executive Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Scott M. Shaw and Alexandra M. Luster, and each of them severally, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on June 26, 2020, in the capacities indicated below.

Signature	Title	Date

/s/ Scott M. Shaw	Chief Executive Officer and Director (Principal Executive Officer)	June 26, 2020
Scott M. Shaw

/s/ Brian K. Meyers	Executive Vice President, Chief Financial Officer and Treasurer (Principal Accounting and Financial Officer)	June 26, 2020
Brian K. Meyers

/s/ Alvin O. Austin	Director	June 26, 2020
Alvin O. Austin

/s/ John A. Bartholdson	Director	June 26, 2020
John A. Bartholdson

/s/ Peter S. Burgess	Director	June 26, 2020
Peter S. Burgess

/s/ James J. Burke, Jr.	Director	June 26, 2020
James J. Burke, Jr

/s/ Kevin M. Carney	Director	June 26, 2020
Kevin M. Carney

/s/ Celia H. Currin	Director	June 26, 2020
Celia H. Currin

/s/ Ronald E. Harbour	Director	June 26, 2020
Ronald E. Harbour

/s/ J. Barry Morrow	Director	June 26, 2020
J. Barry Morrow

EXHIBIT INDEX

Exhibit Number	Description

4.1
Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 of  the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-123644) filed June 7, 2005).

4.2
Certificate of Amendment dated November 14, 2019 to the Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of  the Registrant’s Quarterly Report on Form 10-Q, filed on November 14, 2019).

4.3	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 of the Quarterly Report on Form 10-Q, filed May 13, 2020).

5.1	Opinion of Alexandra M. Luster, General Counsel of the Registrant (filed herewith).

10.1	Lincoln Educational Services Corporation 2020 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.16 of the Current Report on Form 8-K filed on June 5, 2020).

23.1	Consent of Deloitte & Touche LLP (filed herewith).

23.2	Consent of counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of this Registration Statement).